Exhibit 99.1

For Immediate Release:                                    January 25, 2021

Home BancShares, Inc. Increases Share Repurchase Program

Conway, AR – Home BancShares, Inc. (Nasdaq: HOMB) (“Home” or “the Company”), parent company of Centennial Bank (“Centennial”), announced today that the Board of Directors on January 22, 2021 authorized an increase of 20,000,000 in the number of shares of the Company’s stock available under its common stock repurchase program which was approved by the Board in January 2008 and most recently amended in January 2019. As of December 31, 2020, a total of approximately 3,800,000 shares remained available for repurchase under the existing repurchase authorization which will increase to approximately 23,800,000 shares available for repurchase with this authorization.

“The amount of capital that the corporation has generated gives us the ability to pull any or all of the capital levers that are available to us,” said John Allison, Home BancShares, Inc. Chairman. “We will pull the appropriate lever at the appropriate time. This strategic move allows us to be prepared for the future.”

This release may contain forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors could cause actual results to differ materially from those contemplated by the forward-looking statements. These factors include, but are not limited to, the following:  economic conditions, credit quality, interest rates, loan demand, real estate values and unemployment; disruptions, uncertainties and related effects on our business and operations as a result of the ongoing coronavirus (COVID-19) pandemic and measures that have been or may be implemented or imposed in response to the pandemic, including the impact on, among other things, credit quality and liquidity; the ability to identify, complete and successfully integrate new acquisitions; legislative and regulatory changes and risks and expenses associated with current and future legislation and regulations, including those in response to the COVID-19 pandemic; technological changes and cybersecurity risks; the effects of changes in accounting policies and practices, including from the adoption of the current expected credit loss (CECL) model on January 1, 2020; changes in governmental monetary and fiscal policies; political instability; competition from other financial institutions; potential claims, expenses and other adverse effects related to current or future litigation, regulatory examinations or other government actions; changes in the assumptions used in making the forward-looking statements; and other factors described in reports we file with the Securities and Exchange Commission (the “SEC”), including those factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 26, 2020, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 5, 2020.

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Its wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and New York City. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

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FOR MORE INFORMATION CONTACT:

Donna Townsell

Investor Relations Officer

(501) 328-4625